Exhibit 10.5

ENDORSEMENT SPLIT-DOLLAR LIFE INSURANCE AGREEMENT

THIS ENDORSEMENT SPLIT-DOLLAR LIFE INSURANCE AGREEMENT (the “Agreement”) is made and entered into this 9th day of September, 2017, by and between Fluidigm Corporation (the “Company”), a Delaware corporation, and Stephen Christopher Linthwaite (the “Executive”).

RECITALS:

WHEREAS, the Executive is a valued executive of the Company and the Company wishes to retain him as such; and

WHEREAS, the Company, as an inducement to such continued employment, wishes to assist the Executive with his personal life insurance program; and

WHEREAS, the Company has determined that this assistance can best be provided under a "split-dollar life insurance arrangement” within the meaning of U.S. Treasury Regulation Sections 1.61-22(b)(1) and (2) (a “Split-Dollar Arrangement”);

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual undertakings set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1.    General. This Agreement describes the terms and conditions of a Split-Dollar Arrangement between the Company and the Executive relating to a policy of life insurance insuring the life of the Executive, which is described in Exhibit A attached hereto, and which has been or will be issued by Ohio National Financial Services, Inc. (the “Insurer”) with an initial face amount of $2,500,000 (the “Policy”).

2.    Acquisition of Policy; Ownership. The parties hereto shall cooperate in applying for and obtaining the Policy. The Policy shall be issued to the Company as the sole and exclusive owner of the Policy, subject to an endorsement in favor of the Executive as hereinafter provided in the Agreement. The Company alone shall be able to exercise all rights of ownership with respect to the Policy, including, but not limited to, the right to borrow or withdraw upon the Policy cash value. In addition, to the extent the Insurer declares dividends on the Policy, the Company shall have the exclusive right to choose the option or options it desires from among those offered by the Insurer, and the Company shall notify the Insurer of such choice.

3.    Policy Premiums; Imputed Income. On or before the payment due date of each premium due on the Policy, or within the grace period, if any, provided by the Insurer with respect to such payment, the Company shall pay to the Insurer the full amount of the premium from the Company’s general assets. The Company shall be solely responsible for the calculation of the value of the economic benefit to the Executive resulting from the Company’s payment of such premiums, which value shall be imputed income to the Executive. The Company shall add such imputed income to the Executive’s taxable income on an annual basis.

4.    Status of Agreement Under ERISA. The parties hereto acknowledge and agree that (a) the Split-Dollar Arrangement set forth in this Agreement is an “employee welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (b) the Executive participated in the negotiation of such arrangement and had significant influence on its design; and (c) such arrangement consequently is intended to qualify as an insured welfare plan maintained primarily for purposes of providing benefits for a select group of management and highly compensated employees within the meaning of U.S. Labor Regulation Section 2520.104-24.

5.    Endorsement; Beneficiary Designation.

(a)    Upon issuance of the Policy, the parties hereto shall execute, in a form mutually acceptable to the parties and the Insurer, an endorsement to the Policy that shall give the Executive the right to designate a beneficiary or beneficiaries to receive the Executive’s share of any proceeds of the Policy paid by the Insurer on his death (the “Proceeds”) and to elect and change any available payment option for such designated beneficiary(ies) (“Beneficiary(ies”), but subject to any right or interest that the Company may have in such proceeds, as provided in this Agreement. The Executive shall have the right to designate such Beneficiary(ies) at any time before the Executive’s death by properly completing and executing a Beneficiary designation in the form attached hereto as Exhibit B (the “Beneficiary Designation Form”), and delivering such Beneficiary Designation Form to the Plan Administrator (as defined below) or to the Plan Administrator’s designated agent.

(b)    The Executive may change his Beneficiary designation hereunder at any time by delivering a new Beneficiary Designation Form to the Plan Administrator or to the Plan Administrator’s designated agent, as described in Section 5(a) above. Any such effective change shall automatically supersede the existing Beneficiary Designation Form on file with the Plan Administrator. The Executive’s Beneficiary designation hereunder shall be deemed automatically revoked if the Executive has designated his legal spouse as his primary Beneficiary and his marriage to such spouse is later legally dissolved.

(c)    No designation or change in designation of a Beneficiary made by the Executive hereunder shall be effective until the related Beneficiary Designation Form is received, accepted and acknowledged in writing by the Plan Administrator or the Plan Administrator’s designated agent. The Company shall be entitled to rely on the last effective Beneficiary Designation Form filed by the Executive with the Plan Administrator or the Plan Administrator’s designated agent before his death.

(c)    If the Executive dies without a valid designation of a Beneficiary, or if all of the Executive’s designated Beneficiaries hereunder predecease the Executive, then the Executive’s surviving legal spouse, if any, shall be the Executive’s designated Beneficiary. If the Executive has no surviving legal spouse, any applicable benefits shall be made payable to the personal representative of the Executive’s estate, on behalf of the estate.

(d)    If the Plan Administrator determines in its discretion that a benefit hereunder is to be paid to a minor, to a person legally declared incompetent, or to a person legally deemed incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may, in its discretion, require proof of incompetence, minority, or guardianship as it may deem appropriate before the distribution of the benefit. Any distribution of a benefit hereunder shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under this Agreement for the distribution thereof.

     6.    Division of Proceeds of the Policy. In the event of the Executive’s death while this Agreement is in force, the Proceeds shall be divided as follows:

(a)    The Executive’s Beneficiary(ies) shall be entitled to receive $2,000,000 from the Proceeds; and

(b)    The Company shall be entitled to remainder of the Proceeds not payable under Section 6(a) above.

7.    No Obligation to Pay by the Company. Any death benefit payable to the Executive’s Beneficiary(ies) under this Agreement shall be paid solely by the Insurer from the Proceeds. In no event shall the Company be obligated in any way to pay a death benefit under this Agreement from its general assets or otherwise. Should the Insurer refuse or be unable to pay the portion of the Proceeds endorsed to the Executive under the express terms of this Agreement, neither the Executive nor the Executive’s Beneficiary(ies) shall be entitled to any death benefit.

8.    Ownership of Cash Surrender Value of Policy. The Company shall at all times be entitled to one hundred percent (100%) of the Policy’s cash value, as that term is defined in the Policy, less any Policy loans and unpaid interest or cash withdrawals previously incurred by the Company. Such cash value shall be determined as of the date of surrender or death as the case may be.

9.    Rights of Executive or Permitted Assignees. The Executive may not, without the prior written consent of the Company, assign to any individual, trust or other entity, any right, title or interest in the Policy nor any rights, options, privileges or duties created under this Agreement.

10.    Limitations on Company’s Rights in Policy. Notwithstanding any contrary provision in this Agreement, the Company shall have the right to sell or surrender the Policy without terminating this Agreement, provided that: (a) the Company replaces the Policy with a comparable life insurance policy or arrangement that provides for the benefit payable under this Agreement, and (b) the Company and the Executive (who shall not unreasonably withhold his consent) execute a new Policy endorsement for such comparable coverage arrangement, at which time all references to “Policy” hereunder shall refer to such replacement coverage arrangement. Without limitation, the Policy at all times shall be the exclusive property of the Company and shall be subject to the claims of the Company’s creditors.

11.    Policy Loans. The Company may pledge or assign the Policy, subject to the terms and conditions of this Agreement, for the sole purpose of securing a loan from the Insurer or from a third party. Any interest charges on such loan shall be paid by the Company. If the Company so encumbers the Policy, other than by a Policy loan from the Insurer, then, upon the death of the Executive while the Agreement is in force, the Company shall promptly take all action necessary to secure the release or discharge of such encumbrance.

12.    Misstatement; Suspicious Death.  Notwithstanding any contrary provision in this Agreement, the amount of any death benefit payable to the Executive’s Beneficiary(ies) hereunder may be reduced or eliminated by the Plan Administrator, in its discretion, if the Executive: (a) fails or refuses to take a physical examination; (b) fails or refuses to truthfully and completely supply such information or complete any forms as may be required by the Company or Insurer; (c) fails or refuses to cooperate with the requests of the Company or the Insurer in relation to this Agreement or the Policy; or (d) if the Insurer denies payment of the Proceeds under the Policy, e.g., in the case of suicide within the suicide exclusionary period of the Policy, if applicable, or for material misstatement of fact made by the Executive in relation to the Policy. The Plan Administrator shall, however, evaluate the reason for the denial, and upon advice of legal counsel and in its sole discretion, consider judicially challenging any such denial.

13.    Termination of Agreement. This Agreement shall terminate upon the first to occur of any of the following events:

(a)    The Executive terminates employment with the Company and its affiliates for any reason before attainment of age sixty-five (65) other than due to death (an “Applicable Termination”);

(b)    The Executive attains age sixty-five (65) while employed by the Company or its affiliates; or

(c)    The surrender (other than as described in Section 10 above), lapse, or other termination of the Policy by the Company.
14.    Disposition of Policy Upon Termination of Agreement. Upon the termination of this Agreement for any reason other than due to an Applicable Termination, the Company shall provide the Executive with a thirty (30) day option to purchase the Policy from the Company. The purchase price of the Policy shall be the greater of the then total cash value of the Policy or aggregate Policy premiums paid by the Company. If the Executive exercises such option to purchase the Policy, including paying the applicable purchase price thereof to the Company, the Company agrees to execute such documents as may be necessary to effect the transfer of ownership of the Policy to the Executive. If the Executive does not exercise such option to purchase the Policy, (a) the Executive agrees to execute such documents as may be necessary to release or transfer his interest, if any, in the Policy, including the right to designate Beneficiary(ies) as provided in the Agreement, to the Company, (b) the Company may make such disposition of the Policy as it determines to be appropriate, and (c) neither the Executive nor the Executive’s Beneficiary(ies) shall have any interest in any Proceeds of the Policy.

15.         Insurer. In no event shall the Insurer be considered a party to this Agreement, or any modification or amendment hereof, and the provisions herein shall in no way be construed as enlarging, changing, varying or in any other way affecting the obligations of the Insurer as expressly provided in the Policy, except insofar as the provisions hereof are made a part of a Policy by the Beneficiary Designation Form executed by the Company and filed with the Insurer in connection herewith.

16.          Plan Administrator and Named Fiduciary.

(a)    General. This Agreement shall be administered by the Head of Total Rewards (Global) of the Company (the “Plan Administrator”), which shall be the “administrator” and “named fiduciary” of the Agreement, as such terms are defined in ERISA.

(b)    Plan Administrator Duties.  The Plan Administrator shall have the discretion and authority to: (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement; and (ii) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with this Agreement.

(c)    Delegation. In the administration of this Agreement, the Plan Administrator may, in his or her discretion, delegate to any other person or entity, severally or jointly, the authority to perform for and on behalf of the Plan Administrator one or more of functions and/or duties of the Plan Administrator under the Agreement.

         (d)    Binding Effect of Decisions.  Any decision or action of the Plan Administrator (or his or her authorized delegates) made in good faith with respect to any question arising out of or in connection with the administration, interpretation, and application of this Agreement and the rules and regulations promulgated hereunder, shall be final and conclusive and binding upon all persons or entities having any interest in this Agreement, and shall be given the maximum possible deference permitted by law.
(e)    Indemnification. The Company shall indemnify and hold harmless the Plan Administrator and his or her authorized delegates against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or such delegates.

17.    Claim and Review Procedures.

(a)    Claim Procedures. If the Executive or his Beneficiary believes that he or she is being denied a benefit to which he or she is entitled under this Agreement, the Executive or Beneficiary (or his or her authorized representative) (the “Claimant”) may make a claim for such benefit (a “Claim”) as follows:

(i)    Written Claim. Any Claim must be made in writing within one hundred eighty (180) calendar days after the date on which the event that caused the Claim to arise occurred. The Claim must state with particularity the determination desired by the Claimant and must be sent to the Plan Administrator at the Company’s then principal place of business.

(ii)    Timing of Response. If a Claim is denied by the Plan Administrator in whole or in part, the Claimant shall receive written notice of such denial (the “Initial Denial Notice”) within ninety (90) calendar days after the Plan Administrator receives the Claim, unless special circumstances require an extension of up to ninety (90) additional calendar days, in which case the Claimant will receive, before the end of the initial ninety (90) day review period, written notice of the extension, the special circumstances requiring the extension and the date by which the Plan Administrator expects to render its decision.

(iii)    Initial Denial Notice. If the Plan Administrator denies such Claim, the Initial Denial Notice will include: (1) the specific reason(s) for the denial, (2) references to the specific provision(s) in the Agreement on which the denial was based, (3) a description of any additional material or information that is necessary to perfect the Claim and an explanation of why such material or information is necessary, and (4) a description of the Agreement’s procedures for appealing the denial and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the Claim on review, if applicable (as set forth in Section 17(b) below).

(b)    Review Procedures. If the Plan Administrator denies a Claim, in whole or in part, the Claimant shall have the opportunity for a full and fair review by the Plan Administrator of such denial, as follows:

(i)    Written Review Request. To initiate such review, the Claimant must, within sixty (60) calendar days after receipt of the Initial Denial Notice, request in writing that the adverse determination of the Plan Administrator be reviewed. Such request for review must be sent to the Plan Administrator at the Company’s then principal place of business.

(ii)    Additional Submissions and Access to Information. In connection with the Claimant’s request for review of the denied Claim, the Claimant shall have the opportunity to submit written comments, documents, records and other information related to the Claim. The Plan Administrator shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claim.

(iii)    Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the Claimant timely submits relating to the Claim, without regard to whether such materials or documentation was submitted or considered in the initial benefit determination.

(iv)    Timing of Response. The Plan Administrator shall notify the Claimant in writing of its decision on review (the “Final Determination”) within sixty (60) calendar days after receipt of the timely request for review, unless special circumstances require an extension of up to sixty (60) additional calendar days, in which case the Claimant will receive, before the end of the initial sixty (60) day review period, written notice of the extension, the special circumstances requiring the extension and the date by which the Plan Administrator expects to render its decision. .

(v)    Notice of Final Determination. If the Final Determination consists of a denial of the Claim, written notice of the Final Determination will include: (1) the specific reason(s) for the denial, (2) references to the specific provision(s) in the Agreement on which the denial was based, (3) a statement that the Claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the Claim, and (4) a statement regarding the Claimant’s right to bring a civil action under Section 502(a) of ERISA with respect to the denied Claim.

(c)    Exhaustion of Claim and Review Procedure Required and Right to Bring Action. Notwithstanding any contrary provision in this Agreement, no action in law or equity (an “Action”) may be brought with respect to any Claim unless and until the Plan’s claim and review procedure set forth in Sections 17(a) and (b) above (the “Claims Procedure”) has been exhausted. However, in no event may any such Action be brought more than one (1) year after the Plan Administrator’s Final Determination on the Claim, regardless of any state or federal statutes establishing provisions relating to limitations on actions. All determinations made in good faith by the Plan Administrator and its authorized delegates in connection with their review of any Claim shall, in any Action brought with respect to such Claim, be afforded the maximum possible deference permitted by law.

18.    Amendment. This Agreement may not be amended, altered, or modified, except by a written instrument signed by the parties hereto, or their respective successors or permitted assigns, and may not be otherwise terminated except as provided herein.

19.    Miscellaneous.

(a)    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and upon the Executive, the Executive’s successors, permitted assigns, heirs, executors, administrators and Beneficiaries.

(b)    No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company nor its affiliates, nor does it interfere with the Company’s or any affiliate’s right to discharge the Executive. It also does not require the Executive to remain employed nor interfere with the Executive’s right to terminate employment at any time. Any benefits payable under this Agreement shall be independent of, and in addition to, any other employment agreement that may exist from time to time between the parties hereto, or any other compensation that may be payable to the Executive, whether as salary, bonus or otherwise.

(c)    Notices. Any notice, consent or demand required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party’s last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of notice, consent or demand.

(d)    Applicable Law. This Agreement and the rights of the parties hereunder, shall be governed by and construed according to the laws of the State of California, except to the extent preempted by the laws of the United States of America, including, but not limited to, ERISA.

(e)    No Third Party Beneficiaries. The benefits of this Agreement shall not inure to any third party. This Agreement shall not be construed as creating any rights, claims, or cause of action against the Company or any of its officers, directors, agents, or employees in favor of any person or entity other than the Executive.

(f)    Severability.  If any one or more of the provisions hereof is declared invalid, illegal, or unenforceable in any jurisdiction, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired, and that invalidity, illegality, or unenforceability in one jurisdiction shall not affect the validity, legality, or enforceability of the remaining provisions hereof.

IN WITNESS WHEREOF, the parties hereto execute this Agreement as of the date first written above.

EXECUTIVE:	FLUIDIGM CORPORATION:
By: /s/ Stephen Christopher Linthwaite	By: /s/ Nicholas Khadder
Stephen Christopher Linthwaite	Title: General Counsel

EXHIBIT A

The following life insurance Policy is subject to the attached Endorsement Split-Dollar Life Insurance Agreement between Fluidigm Corporation and the Executive:

Insurer: Ohio National Financial Services, Inc.

Executive:    Stephen Christopher Linthwaite

Policy Number:

EXHIBIT B

ENDORSEMENT SPLIT-DOLLAR LIFE INSURANCE AGREEMENT
BENEFICIARY DESIGNATION FORM

Executive:    Stephen Christopher Linthwaite

Social Security Number:

Definitions:

Primary Beneficiary means the person(s) or trust(s) who, in accordance with the Agreement, will receive the Executive’s share of any death benefit in the event of the Executive’s death. Such benefit will be divided in equal shares if multiple Beneficiaries are named, unless otherwise indicated. If percentages are listed, the total must equal 100%.

Contingent Beneficiary means the person(s) or trust(s) who, in accordance with the Agreement, will receive the Executive’s share of any death benefit if the primary Beneficiary(ies) is/are not living at the time of the Executive’s death.

Trust as Designated Beneficiary can be done using the following written statement: “To [name of trustee], trustee of the [name of trust], under a trust agreement dated [date of trust].”

Primary Beneficiary	Date of Birth	Social Security #	Address	% of Share

See above

Contingent Beneficiary	Date of Birth	Social Security #	Address	% of Share

None

The undersigned Executive acknowledges that the Company is providing this death benefit, if any, solely subject to the terms and conditions of the Endorsement Split-Dollar Life Insurance Agreement (the “Agreement”) entered into with the Executive, and only to the extent that the death benefit is actually paid by the Insurer; and the Company also is entitled to a separate benefit under the Policy. The Executive also acknowledges that the Beneficiary designation(s) made pursuant to this Beneficiary Designation Form shall be deemed automatically revoked if he has designated his legal spouse as a primary Beneficiary and his marriage to such spouse is later legally dissolved.

Executive’s Signature	Date

Acknowledged Receipt by the Plan Administrator:

Plan Administrator